Exhibit 10.1

UNIFIRST CORPORATION

UNFUNDED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

AMENDMENT

UniFirst Corporation (the “Company”) maintains the UniFirst Corporation Unfunded Supplemental Executive Retirement Plan (the “Plan) for the purpose of attracting, retaining, and motivating qualified management employees.

The Company retains the right to amend the Plan, and has determined that the Plan should be amended so as to clarify the definition of “separation from service” in the case of retired executives who continue employment with the Company on a reduced schedule.

Now therefore, the following amendment is adopted to the definition of “Separation from Service” in Section 1 of the Plan:

“Separation from Service” shall be determined in accordance with Section 409A, and shall generally mean a “substantial” discontinuance of service for the Company, its Affiliates, and any other entity with which it must be aggregated under Section 409A for this purpose. A discontinuance of service will be “substantial”, and a separation from service will have occurred, as of the earlier of:

(1)	the date that employment terminates, or
(2)

the date as of which the Company and the Employee reasonably anticipate the level of future services to be provided by the Employee (as an employee or contractor) to be less than 50% of the average level of bona fide services during the immediately preceding 36 months.

Separation from Service, as is the case with any other definition or rule in this Plan, shall be interpreted and administered so that a “failure” under Section 409A does not occur.”

IN WITNESS WHEREOF, the Company has caused this amendment to be executed on this 23rd day of December, 2008.

UNIFIRST CORPORATION
By:	/s/ Ronald D. Croatti
Title:	President and Chief Executive Officer